November 24, 1998

Mr. Tom Wudarski
Office of Research Affairs
1020 Locust Street
JAH Room M-5
Philadelphia, Pa. 19107

Dear Tom:

By this letter, I would like to formally propose the extension of funding under the Clinical Study and Research Agreement (the "Agreement") dated as of November 20, 1995, between AVAX Technologies, Inc. ("AVAX"), Thomas Jefferson University ("TJU"), and David Berd, M.D., as Principal Investigator. I have attached amendments to Exhibits A and B that would serve to replace those in the original agreement and which indicate our funding intentions for the next one year (Exhibit B) and our expectations for accomplishments under the research initiatives (Exhibit A). Except as expressly provided in this letter, all other terms, conditions and provisions of the Agreement shall continue in full force and effect as provided therein.

Additionally, I would like to confirm the intention of paragraph fifteen, which reads as follows:

     "Subject to Paragraph 12 hereof and to the proviso to the immediately succeeding sentence, title to any equipment, materials, supplies and things of value purchased, built, manufactured or acquired either from Sponsor or from third parties in conjunction with performance of the Study shall vest in TJU. All such equipment shall be and remain the property of TJU."

It is our interpretation that this paragraph applies to those items purchased by TJU and would exclude those items purchased and/or paid for by AVAX.

I would also like to confirm the intention of paragraph thirteen concerning indemnification, which reads as follows:
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     "Sponsor agrees to indemnify, hold harmless and defend TJU, its trustees, officers, employees, the Principal Investigator and agents from and against any and all claims, suits, losses, damages, cost, fees, expenses (including attorney's fees), and other liabilities asserted by third parties, both government and non-government, resulting from or arising out of the clinical study and research program carried out pursuant to this Agreement, provided, however, that Sponsor shall not be liable for TJU's negligence, intentional wrongdoing, or its failure to follow the Research Protocol."

While it appears the use of the abbreviation "TJU" in the last sentence is intended to refer to all of the parties listed in the first sentence of the paragraph, I believe it would be clearer and more reflective of our intent to amend the last part of the last sentence (in bold italics above) to read as follows:

     "provided, however, that Sponsor shall not be liable for any such claims, suits, losses, damages, costs, fees, expenses (including attorneys' fees), and other liabilities asserted by third parties arising out of or related to (i) the failure of any such person or entity to follow the terms of the Research Protocol or Sponsor's written instructions concerning use of the Study drug, (ii) failure of any such person or entity to comply with applicable FDA or other government requirements, or (iii) the negligence of, or intentional wrongdoing by, any such person or entity."

Finally, I would like to update paragraph 16 to replace Carl Spana, Ph.D. and Michael S. Weiss, Esq. as the representatives who should receive notice on behalf of AVAX, with the following:

      Jeffrey M. Jonas, M.D.
      President and Chief Executive Officer
      AVAX Technologies, Inc.
      4520 Main Street
      Suite 930
      Kansas City, Missouri  64111

      With a copy to:

      David L. Tousley
      Chief Financial Officer
      AVAX Technologies, Inc.
      4520 Main Street
      Suite 930
      Kansas City, Missouri  64111
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Should you agree with the new Exhibits A and B and the clarifications/amendments described above, please have the appropriate TJU official and Dr. Berd sign this letter and return it to me. Upon execution, we will immediately forward a check for the first quarter's funding of the extension.

Should you have any questions or comments, please feel free to call me.

            Sincerely,


            AVAX Technologies, Inc.
            By:

               /s/ Jeffrey M. Jonaas
            Name:  Jeffrey M. Jonas, M.D.
            Title: President and Chief Executive Officer

                                    Accepted this 1st day of January, 1999
                                    On behalf of Thomas Jefferson University


                                                /s/ Thomas Wudarski
                                    --------------------------------------------

                                    Name:   Thomas Wudarski
                                    Title:  Manager, Research Administration

                                    Accepted this 1st day of January, 1999

                                                /s/ David Berd    1/14/99
                                    --------------------------------------------

                                    Name:  David Berd, M.D.
                                    Title: Principal Investigator
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                                    Exhibit A

Research Protocol

The study is to evaluate the feasibility of applying the DNP Cancer Vaccine technology to treatment of malignancies other than melanoma. The ongoing studies will be conducted with other human cancers such as breast, renal and colon cancers and may include in vitro testing, cell culture studies, in vivo animal models and human studies. It may also include studies of potential second generation products.

Principal Investigator

The Principal Investigator of the Study is Dr. David Berd of Thomas Jefferson University.

Performance

During the next Agreement year of the Study, from 11/20/98 to 11/19/99, the Principal Investigator will use best efforts to achieve the following objectives:

[Redacted information has been separately filed with the Commission for Confidential Treatment.]
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      Exhibit B - Funding for the period from
      11/20/1998 to 11/19/1999

                  [Redacted information has been separately filed with the Commission for Confidential Treatment.]

                  Total Funding                          $  279,690
                  Commitment

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Note: Except as provided in the attached letter, the funding above is to be provided on the same terms, conditions and provisions as specified in the Clinical Study and Research Agreement dated November 20, 1995.